Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol:  VGZ

Toronto Stock Exchange and NYSE-AMEX

NEWS

Vista Gold Corp. Announces Year-End Financial Results

Denver, Colorado, March 13, 2009 - Vista Gold Corp. (“Vista”) (TSX & NYSE-AMEX: VGZ) announced today its financial results for the year ended December 31, 2008, as filed on March 13, 2009 with the U.S. Securities and Exchange Commission and Canadian securities commissions in Vista’s Annual Report on Form 10-K. Our 2008 consolidated net loss was US$10.0 million or US$0.29 per share, basic and diluted, compared to the 2007 consolidated net loss of US$13.2 million or US$0.41 per share, basic and diluted, for a net decrease of US$3.2 million. The decrease of US$3.2 million in 2008 is primarily the result of the impairment of the Amayapampa project of US$5.5 million and costs related to the completion of the arrangement transaction involving Allied Nevada Gold Corp. of US$2.9 million, both of which occurred during the 2007 period.  These amounts are offset by decreased interest income of US$0.7 million, an increase in interest expense of US$2.0 million, an increase in income tax expense of US$1.4 million, an increase in impairment loss of US$0.6 million with respect to certain marketable securities, costs to dispose of the Amayapampa project of US$132,000 and an increase in loss on currency translation of US$343,000.

Net cash used in operating activities in 2008 was US$7.6 million compared to US$4.3 million in 2007 and US$1.5 million in 2006.  The increase of US$3.3 million in 2008 as compared to 2007 is mostly the result of aggregate interest payments of US$2.3 million made on June 15, 2008 and December 15, 2008 for the senior secured convertible notes (the “Notes”) issued in March 2008, and an increase in the loss from continuing operations of US$2.8 million, which has been partially offset by an increase in non-cash items of US$2.1 million.

Net cash used in investing activities in 2008 was US$26.9 million compared to US$31.3 million in 2007.  The decrease of US$4.4 million is principally related to a decrease of US$24.5 million as a result of the cash transferred to Allied Nevada Gold Corp. in conjunction with the completion of the arrangement transaction in May 2007, which has been offset by the following:

•                  An increase in additions to plant and equipment of US$17.5 million. On March 4, 2008, with the completion of a brokered private placement of US$30.0 million principal amount of the Notes.  We used US$16.0 million of the proceeds towards the purchase of gold processing equipment to be used at our Paredones Amarillos project. The aggregate purchase price was approximately US$16.0 million, which included the costs of relocating the equipment to Edmonton, Alberta, Canada. The purchase was finalized in April 2008 with the completion of the relocation of the major equipment components to Edmonton. There were no similar purchases during the 2007 period.

•                  An increase in the acquisition of mineral properties of US$452,000. On January 24, 2008, we completed the acquisition of interests in various mineral properties adjacent to our Guadalupe de los Reyes project in Mexico. The consideration paid by Vista for the acquisition of these interests included cash payments totaling US$452,000 and the issuance of a total of 213,503 Common Shares of Vista (with an aggregate fair value of US$1.0 million) to various parties.

•                  An increase in the additions to mineral properties of US$2.2 million.  This increase primarily reflects the costs associated with the feasibility study for the Paredones Amarillos project and a drilling program at the Mt. Todd project.

Net cash provided by financing activities was US$31.4 million for the twelve-month period ended December 31, 2008, as compared to US$4.3 million for the same period in 2007.  This increase is primarily the result of the completion of a brokered private placement of the Notes.  Proceeds to Vista after payment of legal and other fees were US$28.3 million.  There were no similar transactions during the 2007 period.

At December 31, 2008, our total assets were US$75.8 million as compared to US$51.3 million and US$92.7 million as of December 31, 2007 and 2006, respectively. Long-term liabilities totaled US$23.7 million at December 31, 2008; there were no long-term liabilities at December 31, 2007 and there were long-term liabilities of US$4.9 million at December 31, 2006. At the same date in 2008, we had working capital of US$21.2 million compared to US$27.2 million in 2007 and US$49.7 million in 2006.

Our working capital of US$21.2 million as of December 31, 2008, decreased from 2007 by US$6.0 million which was decreased from 2006 by US$22.5 million. The principal component of working capital for both 2008 and 2007 is cash and cash equivalents of US$13.3 million and US$16.7 million, respectively. Other components include marketable securities (2008—US$8.2 million; 2007—US$10.9 million), accounts receivable (2008—US$127,000; 2007—US$91,000) and other liquid assets (2008—US$466,000; 2007—US$289,000). The decrease of US$6.0 million in working capital from 2008 to 2007 relates to the decrease in cash balances from 2007 to 2008 and a decline in market values of our marketable securities.

	Years ended December 31,
Selected Financial Data	2008	2007
US $ 000’s, except loss per share
Results of operations
Net loss	$(9,973)	$(13,150)
Basic and diluted loss per share	$(0.29)	$(0.41)

Net cash used in operations	$(7,638)	$(4,285)
Net cash used in investing activities	(26,913)	(31,349)
Net cash provided by financing activities	31,425	4,324

Financial position
Current assets	$22,012	$27,948
Total assets	75,765	51,346
Current liabilities	803	694
Total liabilities	24,527	694
Shareholders’ equity	51,238	50,652

Working capital	$21,209	$27,254

Mike Richings, Executive Chairman and CEO, commented on the 2008 financials: “This year’s financial results largely reflect Vista’s significant advances on its two major projects. The decision to increase expenditures and investments in the Paredones Amarillos project was made at the end of 2007. At the time we were completing the bankable feasibility study on the project, major equipment was in short supply. We decided to purchase the major items of processing equipment from a mill that was being dismantled. To finance this purchase, we undertook a private placement of convertible debt. Shortly after this, a Mexican government agency opined that a crucial permit was no longer valid, and rather than enter into a long and expensive legal challenge, we commenced a process to replace the permit. This process continues, and after a frustrating period last year, we are now seeing signs of progress. Although there is always uncertainty about permitting, we hope to have the key permits in place so that we can commence project financing and development activities by mid-2009. The investments and programs that were made in 2008, including the bankable feasibility study on the Paredones Amarillos project, which showed favorable results, should help to ensure an efficient period of financing and initial development of the project. At Mt. Todd, we also made significant investments in a drilling program, completed an updated mineral resource estimate and completed additional metallurgical test-work in 2008. We view the results of the drilling program as successful, as the subsequent resource estimate resulted in a substantial increase in estimated gold resources at the project. The initial results of the metallurgical studies, which are still underway, are encouraging to us and will be released in the second quarter together with an updated preliminary economic assessment. I believe the work we have completed this year has put us well on our way to establishing Mt. Todd as a major development project for Vista and reaching a production decision on the project.”

Further, Richings stated, “Upon obtaining the necessary permits for the Paredones Amarillos project and upon further positive developments at both our Paredones Amarillos and Mt. Todd projects, together with continued higher gold prices, we anticipate a better valuation and higher share price for Vista during the remainder of 2009.”

The annual general meeting of Vista’s shareholders has been scheduled for Monday, May 4, 2009, at 10:00 a.m., Vancouver time, at the offices of Borden Ladner Gervais LLP, located at Suite 1200, 200 Burrard Street, Vancouver, British Columbia, Canada.

Management Discussion & Analysis and Conference Call

To review Vista’s Form 10-K for the fiscal year ending December 31, 2008, including our Management Discussion & Analysis, visit either www.sedar.com, www.sec.gov or www.vistagold.com.   A conference call with management to review our year-end financial results for 2008 and corporate and project activities is scheduled on Wednesday, March 18, 2009 at 10:00 a.m. EDT.

Toll-free in North America:  1-866-782-8903

International:  1-647-426-1845

This call will also be web-cast and can be accessed at the following web location:

http://www.snwebcastcenter.com/event/?event_id=344

This call will be archived and available at www.vistagold.com after March 18, 2009.  Audio replay will be available for three weeks by calling in North America:  1-866-245-6755, passcode 571610.

If you are unable to access the audio or phone-in on the day of the conference call, please feel free to email questions, prior to the conference call, addressed to Connie Martinez, Manager - Investor Relations, (email: connie@vistagold.com) and we will try to address these questions prior to or during the conference call.

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would increase their value. For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.  Vista is undertaking programs to advance the Paredones Amarillos project and has completed a bankable feasibility study and purchased certain long delivery equipment items for use at the project. If the remaining permits are received by mid-year and financing arrangements for the Paredones Amarillos project are completed during the second half of the year, Vista has completed a development schedule which anticipates that the project would be in production during 2011. A preliminary assessment for the Mt. Todd project in Australia was completed in 2007 and additional technical studies are underway, with the preparation of a preliminary feasibility study targeted for 2009. Vista’s other holdings include the Guadalupe de los Reyes project in Mexico, Yellow Pine project in Idaho, the Awak Mas project in Indonesia, and the Long Valley project in California.

Reported financial results in this press release are approximate.  For exact amounts please see Vista’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 13, 2009.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934 and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as financial and operating results and estimates; potential funding requirements and sources of capital; plans for budgeting financial recoveries; the timing, performance and results of feasibility studies including the timing and receipt of required land use, environmental and other permits for the Paredones Amarillos project and timing for starting and completion of drilling and testing programs at the Paredones Amarillos project; plans to confirm the validity of the Change of Land Use Permit and to obtain the Temporary Occupation Permit for the Paredones Amarillos project and timing for confirmation of the status of such permits; anticipated timing of commencement of construction and commencement of production at the Paredones Amarillos project; plans for evaluation of the Mt. Todd project including estimates of silver, copper and gold resources; preliminary assessment results; results of drilling programs and prospects for exploration and conversion of resources at the Mt. Todd project and plans for a feasibility study at the Mt. Todd project; potential for gold production at the Amayapampa gold project and timing for commencement of production and timing and receipt of future payments in connection with the disposal of the Amayapampa gold project; Vista’s future business strategy; competitive strengths; goals; operations; reserve and resource estimates; plans; potential project development; future share price and valuation; future gold prices; Vista’s potential status as a producer including plans, timing and targeted initial production levels; and other such matters are forward-looking statements and forward-looking information.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, risks relating to general economic conditions, delays and incurrence of additional costs in connection with our Paredones Amarillos project, including uncertainty relating to timing and receipt for required governmental permits; uncertainty relating to timing and receipt for confirmation of the validity of the Change of Land Use Permit for the Paredones Amarillos project, uncertainty of feasibility study results and preliminary assessments and of estimates on which such results are based; risks relating to delays in  commencement and completion of construction at the Paredones Amarillos project and Mt. Todd project; risks of significant cost increases; risks of shortages of equipment or supplies; risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; risks related to repayment of debt; risks related to increased leverage; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities commissions.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Except as required by law, Vista assumes no obligation to publicly update any forward-looking statements or forward-looking information, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com.